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                                                                      EXHIBIT 99

                                [PENTASTAR LOGO]

                    PENTASTAR COMMUNICATIONS, INC. ANNOUNCES
                 COMPLETION OF $3.3 MILLION PRIVATE PLACEMENT OF
                                  COMMON STOCK

Denver, Colorado (September 1, 2000) - PentaStar Communications, Inc. (NASDAQ:
PNTA), the largest communications services agent in the country, announced today that it has completed the sale of 156,313 shares of common stock at a price of approximately $21.11 per share to three selected institutional investors and a private investor. The newly issued shares were issued in a private placement, without registration under federal or state securities laws, and therefore, are not freely tradeable. The investors participating in the private placement may require registration of the securities for resale after March 1, 2001. The terms of the private placement will be described in the Form 8-K that the Company expects to file by September 18, 2000.

PentaStar intends to use the net proceeds to fund its strategy of acquiring communications services agents and to support various operational initiatives.

"This investment will enable PentaStar to increase its market coverage through the continued acquisition of communications services agents, while concurrently focusing on operational enhancements that will augment our organic growth," said Robert S. Lazzeri, Chief Executive Officer of PentaStar.

This press release is not intended and shall not be construed as an offer to sell or a solicitation of an offer to buy any securities of the Company. The offering described in this press release has been completed.

ABOUT PENTASTAR COMMUNICATIONS, INC.
PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communication solutions for its business customers. PentaStar's common stock is traded on the Nasdaq SmallCap Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1660 Wynkoop St., Denver, Colorado 80202, (303) 825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include those described in PentaStar's Registration Statement on Form SB-2, its Form 10-KSB




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dated March 30, 2000, its Form 8-K dated March 31, 2000, its Form 8-K dated
April 17, 2000 , its Form 10Q-SB dated May 15, 2000, Form 10Q-SB dated August 14, 2000 and all other Securities and Exchange Commission filings submitted as of this date.

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CONTACT INFORMATION:
         Nancy Shipp
         PentaStar Communications Inc.
         E-mail:  nshipp@pentastarcom.com
         Phone:   303-825-4400